Exhibit 99.1



PRESS CONTACT:
Paul O. Koether
Chairman
(908) 901-9250


FOR IMMEDIATE RELEASE


                      GOLFROUNDS.COM, INC. BOARD TO RESIGN,
                            NEW BOARD TO BE APPOINTED

GolfRounds.com, Inc. (OTC-TEEE), which owns and operates the Internet websites golfrounds.com and skiingusa.com, announced today that its directors, Paul O. Koether, John W. Galuchie, Jr. and Thomas K. Van Herwarde, have agreed to resign their directorships in connection with the sale by Messrs. Koether, Galuchie, Van Herwarde and other persons and entities of an aggregate of 500,000 shares of GolfRounds' common stock owned by them to several purchasers. Mr. Van Herwarde has not resigned from his position as President of GolfRounds. The outgoing directors have also agreed to appoint three individuals designated by the purchasers to GolfRounds' board of directors. The purchasers have designated Robert H. Donehew, Larry Grossman and John F. McCarthy, III, for appointment to the board of directors of GolfRounds upon the resignations of the current directors.

Mr. Koether has also agreed to give a designee of the purchasers irrevocable proxies to vote an additional 449,690 shares that he or entities controlled by him own.

The resignations and the appointment of the new directors will take effect 10 days after the closing of the sale of the shares, which is expected to occur on or before January 19, 2000. Simultaneously with the closing GolfRounds will file an information statement with the Securities and Exchange Commission and mail copies of the information statement to all of its stockholders. The information statement will contain information regarding the new directors and other information required by applicable securities laws. GolfRounds' stockholders will not be asked to vote with respect to the appointment of the new directors and no proxies will be solicited.

The statements in this press release that relate to future plans, events or performance are forward- looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. GolfRounds.com, Inc. undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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